Exhibit 5.3

Faegre Drinker Biddle & Reath LLP 801 Grand Avenue, 33rd Floor Des Moines, Iowa 50309
USA
+1 515 248 9000 main
+1 515 248 9010 fax

October 16, 2020

Central Garden & Pet Company

1340 Treat Boulevard, Suite 600

Walnut Creek, CA 94597

Ladies and Gentlemen:

We have acted as Iowa local counsel for C & S Products Co., Inc. (the “Company”), an Iowa corporation and a wholly-owned subsidiary of Central Garden & Pet Company, a Delaware corporation (“Central Garden”), in connection with the issuance by the Company of a guarantee (the “Guarantee”) relating to $500,000,000 aggregate principal amount of 4.125% Senior Notes due 2030 (the “Notes”) to be issued by Central Garden. The Notes and the Guarantee are registered under the Registration Statement on Form S-3ASR (File No. 333-221935) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on December 7, 2017 by Central Garden, as issuer, and certain guarantors under the Securities Act of 1933, as amended (the “Securities Act”), as amended by Post-Effective Amendment No. 1 thereto filed with the Commission on October 1, 2020 (the “Post-Effective Amendment”) by Central Garden, as issuer, and certain guarantors, including the Company. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

The Notes and the Guarantee will be issued under and pursuant to the base indenture, dated as of March 8, 2010 (the “Base Indenture”), between Central Garden and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Eleventh Supplemental Indenture, dated as of October 16, 2020, among Central Garden, other direct and indirect subsidiaries of Central Garden, including the Company, as guarantors (the “Guarantors”) and the Trustee (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

In connection with this opinion we have made such examination of statutes and decisions and reviewed such questions of law as we have considered necessary or appropriate and we have reviewed originals or facsimile or electronic copies of such documents, corporate records, instruments and other relevant materials as we deemed advisable, including, but limited to, the following documents:

(i)    the Registration Statement and the Prospectus constituting a part thereof, dated December 7, 2017, relating to the issuance from time to time of debt and equity securities of Central Garden and subsidiary guarantees of debt securities of Central Garden pursuant to Rule 415 promulgated under the Securities Act;

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(ii)    the Post-Effective Amendment;

(iii)    the Prospectus Supplement, dated October 1, 2020, to the above-mentioned Prospectus relating to the Notes and the Guarantee and filed with the Commission pursuant to Rule 424 promulgated under the Securities Act (the “Prospectus Supplement”);

(iv)    the Base Indenture and the Supplemental Indenture;

(v)    the Guarantee executed by the Company;

(vi)    the Underwriting Agreement, dated as of October 1, 2020, among Central Garden, the Company and the other subsidiary guarantors listed on Schedule 2 thereto and BofA Securities, Inc., as representative of the several underwriters named therein;

(vii)    the Articles of Incorporation (the “Articles”) and the Bylaws of the Company, each as amended through the date hereof;

(viii)    a Certificate of Existence concerning the Company issued by the Iowa Secretary of State on October 15, 2020 (the “Certificate of Existence”); and

(ix)    the Unanimous Written Consent of the Board of Directors of the Company, dated as of September 28, 2020.

Based on and subject to the foregoing and to the other assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.

The Company is a corporation validly existing under the laws of the State of Iowa and has the corporate power under Iowa law to execute and deliver the Supplemental Indenture and the Guarantee and to perform its obligations thereunder.

2.

The execution and delivery by the Company of the Supplemental Indenture and the Guarantee and the consummation by the Company of the transactions effected pursuant thereto have been properly authorized by all necessary corporate action on the part of the Company.

In rendering the foregoing opinions, we have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures appearing upon certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, and each such document that is a copy conforms to an authentic original, (c) the legal

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capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, documents, instruments, certificates and records we have reviewed, (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us, (f) all parties (other than the Company) had all requisite power and authority to execute and deliver the Indenture and all other agreements, documents, instruments and certificates examined by us, and we have also assumed the due authorization by all requisite action and the due execution and delivery by such parties (other than the Company) of the Indenture and all other agreements, documents, instruments and certificates examined by us and the validity, binding effect and enforceability thereof against all parties thereto in accordance with their respective terms, and (g) the execution and delivery by the Company of the Supplemental Indenture and the Guarantee and the performance by the Company of its obligations thereunder are necessary or convenient to carry out the business and affairs of the Company and will benefit the Company, directly or indirectly. In rendering the opinion set forth in paragraph 1 above regarding the valid existence of the Company, we have relied exclusively upon the Certificate of Existence.

The opinions set forth herein are limited to laws of the State of Iowa, as currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. This opinion letter is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We are furnishing this opinion letter to you in connection with the filing by Central Garden of a Current Report on Form 8-K on the date hereof, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and this opinion letter speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing, including any changes in laws or the interpretation thereof or any changes in facts, subsequent to the delivery of this opinion letter.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by Central Garden and to the reference to our firm appearing under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Andrew R. Anderson
Andrew R. Anderson, Partner